Exhibit 5.1
Reed Smith llp
1901 Avenue of the Stars
Suite 700
Los Angeles, CA 90067-6078
310.734.5200
Fax 310.734.5299
August 15, 2006
VIA FACSIMILE AND FIRST CLASS MAIL
Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670
Ladies and Gentlemen:
We serve as counsel to Volcano Corporation (the “Company”), a Delaware corporation, in connection with the filing by the Company of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 8,162,558 shares (the “Shares”) of the Company’s common stock, $.001 par value per share, issuable in relation to equity compensation grants made or to be made under the Company’s 2000 Long Term Incentive Plan (the “2000 Plan”) and 2005 Equity Compensation Plan (the “2005 Plan”).
We have examined such corporate records and documents, such other documents and such matters of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares, when issued, delivered and sold in accordance with the terms of the 2000 Plan or 2005 Plan, as applicable, and the applicable grant agreements thereunder, will be legally issued, fully paid and nonassessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.
Respectfully submitted,
/s/ Reed Smith LLP
REED SMITH LLP
MS/EPB//RKM
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